EXHIBIT 4.1




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                                  $------------


                                CONVERTIBLE NOTE

     Pierre Corp., a corporation duly organized and existing under the laws of Nevada (herein referred to as the "Company"), for value received, hereby promises to pay to the order of __________________, the principal sum of $___________ on or before February 15, 2021, at the office of the Company in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of 8% per annum, at said office, in like coin or currency.

     At the option of the holder hereof, this Note or any portion hereof which is $100 or any integral multiple of $100 may, at any time on or before the payment of this Note, be converted at the principal amount hereof, or of such portion hereof, into fully paid and nonassessable shares of common stock of the Company upon surrender of this Note to the Company at its office or agency, accompanied by written notice of election to convert and (if so required by the Company) instruments of transfer in form satisfactory to the Company, duly executed by the holder or by his duly authorized attorney.

     The number of shares of the Company's common stock which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.25.

     This Note shall be deemed to be a contract made under the laws of Nevada and for all purposes shall be construed in accordance with the laws of Nevada.


Dated: _________, 2020
                                  PIERRE CORP.


                                 By:
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                                     J. Jacob Isaacs, Chief Executive Officer